Exhibit 99.1

For Immediate Release KennedyApril 8, 2019	Contact: Amanda Amanda@AF1PR.cm

Grow Capital, Inc Name Change

Made Official Today

GRWC ticker remains as company re-focuses on acquisitions

Henderson, NV - Grow Capital, Inc (OTCPK:GRWC) today announces official recognition by the Financial Industry Regulatory Authority (FINRA).

In August 2018, leadership announced a rebranding and change in direction. With today’s approvals, the former Grow Condos no longer exists as a name, brand or business plan. The GRWC ticker remains intact and the official name of the company is Grow Capital, Inc in all filings and documents.

“GRWC is growing and evolving like our name” said CEO Jonathan Bonnette. “We are strategically moving out of our current space in exchange for a model that increases investment through smart acquisitions in the FinTech industry.”

“It’s a simple approach - our business plan is to  grow capital through smart acquisitions,” continued Bonnette. “We have established a clear plan and model: identify companies with a clear niche who have strong leadership. Acquire them. Mentor them. Help them grow. Watch our shareholder value increase.

“The board is thrilled that we’re moving quickly on our long-term goals,” said board Chairman Wayne Zallen. GRWC has grown into a new direction and now we can communicate effectively with a name that fits us as we become focused on acquisitions.”

The GRWC ticker will remain intact so current and new investors will easily find it in their portfolios.

This is an exciting time for GRWC as the company recently announced the addition of new CFO Trevor Hall and moved its headquarters to the bustling business district in Henderson, Nevada.

A new website and updated logo will be announced soon.

Grow Capital Inc. encourages investors and potential investors visit our website often. As we grow into the future we are committed to maintaining transparency and keeping the public informed.

About Grow Capital Inc: Grow Capital Inc is a publicly traded company listed under the symbol GRWC. - formerly known as Grow Condos. Our principals are straight-forward. We are not here to save the world. Our plan and purpose is to be a stock that steadily grows in value and provide investors a place to increase the value of their capital. Our board is a diverse group of well-respected CEOS and award winning thought leaders. Our team is a well-respected group of professionals who are laser-focused on our principals. We have established a clear plan and model: identify companies with a clear niche & need with strong leadership. Acquire them. Help them grow. Watch our shareholder value increase.

Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital Investments ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words “plan”, “grow” “increase” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital Investments filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.